Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

For more information contact:

Company:	Investor Relations:
Douglas J. Malone	Deborah K. Pawlowski, Kei Advisors LLC
Chief Financial Officer	Phone: (716) 843-3908
Phone: (607) 378-4140	Email: dpawlowski@keiadvisors.com

Hardinge Reports First Quarter 2014 Results

ELMIRA, N.Y., May 8, 2014 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions and accessories, reported financial results for its first quarter ended March 31, 2014.  2014 results include the Forkardt operations (“Forkardt”), acquired on May 9, 2013.

Net sales (“sales”) for the quarter were up 5.4% to $70.9 million, compared with sales of $67.2 million in the prior year’s first quarter.  Forkardt contributed $8.9 million of sales in the first quarter of 2014.  Orders of $81.0 million show organic growth over both the prior year first quarter as well as the sequential fourth quarter of 2013.

Net loss was $0.5 million, or $0.04 per diluted share.  The prior year’s first quarter net income was breakeven.

Richard L. Simons, Chairman, President and Chief Executive Officer, commented, “First quarter sales were as we expected, given the backlog with which we entered the year.  Our first quarter is historically a weak quarter as it is affected by the Chinese New Year and the spending patterns of our customers.  The Forkardt acquisition helped to offset the effect of the softness in machine tool solutions sales and provides a steadier base of revenue less affected by the cyclicality of capital goods.  Gross margin was negatively impacted by sales mix as well as under absorption in one of our European factories as a result of lower production levels, yet we managed our discretionary costs.”

Quarterly Sales by Region

($ in thousands)

			Quarter Ended

	March 31, 2014		March 31, 2013		December 31, 2013

Sales to Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change

North America	23,203	33%	24,848	(7)%	36,473	(36)%

Europe	25,305	36%	20,996	21%	28,867	(12)%

Asia	22,342	31%	21,375	5%	37,762	(41)%

Total	70,850		67,219	5%	103,102	(31)%

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Hardinge Reports First Quarter 2014 Results
May 8, 2014

First Quarter Review

Fluctuations in Hardinge’s consolidated sales among geographic locations and industries can vary from quarter to quarter based on the timing and magnitude of orders and projects.  Hardinge does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger business trends.  Rather, the Company believes that such business trends can be discerned from the Company’s performance during a longer period of time, such as a trailing twelve-month period.

Compared with the prior-year period, sales improved in Europe and Asia.  The Forkardt acquisition drove the higher sales in Europe.  Improving business activity in the Asian markets served by the Company resulted in higher sales to that region.  Lower organic sales in North America were partially offset by the addition of the Forkardt business.  Sales decreased in all regions when compared with the trailing fourth quarter, which experienced an exceptionally strong level of shipments of higher dollar machine solution projects.

Gross profit was $19.2 million, up $0.2 million over the prior-year period.  Gross margin was 27.1% compared with the prior year’s 28.2%.  Gross margin was affected by lower machine production, as a result of lower order levels in the second half of 2013.

Selling, general and administrative (“SG&A”) expense was up by $0.9 million, compared with the prior-year period, to $19.1 million, or 27.0% of sales.  The increase included $2.0 million of incremental SG&A associated with the Forkardt businesses, partially offset by cost containment in the Company’s organic business.

Loss from operations was $0.3 million, compared with income from operations of $0.5 million in the prior-year period.

Solid Balance Sheet

Cash and cash equivalents at March 31, 2014 were $32.5 million.  Total debt was $20.9 million at March 31, 2014, a reduction of $5.7 million compared with the $26.6 million balance at December 31, 2013.  Through May 2, 2014, the Company has raised $14.6 million from the sale of 1,014,252 of Hardinge shares under the Company’s at-the-market program, which has been used to reduce outstanding debt, strengthening the Company’s balance sheet to allow for future strategic investments.  Cash used in operations was $1.0 million in the first quarter of 2014, impacted by temporary fluctuations in working capital.

Capital expenditures were $0.3 million in the 2014 first quarter and are expected to be in the $5 million to $6 million range for the year, primarily for general maintenance purposes.

Orders by Region

($ in thousands)

			Quarter Ended
	March 31, 2014		March 31, 2013		December 31, 2013

Orders from Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change

North America	24,361	30%	17,448	40%	24,598	(1)%

Europe	28,437	35%	22,824	25%	23,818	19%

Asia	28,241	35%	26,499	7%	25,498	11%

Total	81,039		66,771	21%	73,914	10%

Net orders (“orders”) during the quarter were $81.0 million, reflecting solid improvement over both the prior-year period as well as the trailing fourth quarter.  Forkardt contributed $9.5 million of orders in the first quarter of 2014. The Company’s order backlog at March 31, 2014 was $101.3 million.

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Hardinge Reports First Quarter 2014 Results
May 8, 2014

2014 Expectations

Mr. Simons concluded, “We feel good about the order level of $81 million, our highest order quarter since the first part of 2012.  Our global order activity and pipeline are developing, especially in the U.S. and China.  Orders for our higher end grinding and turning machines did not materialize as we had hoped in the first quarter, but we are somewhat encouraged by recent increased quote activity.  Nevertheless, we recognize that improvement in the cycle could take somewhat longer than previously anticipated.  This leads us to expectations of 2014 sales slightly below 2013 levels, with the magnitude dependent upon second quarter order levels of longer lead time products.”

Webcast and Conference Call

Hardinge will host a conference call and webcast today at 11:00 a.m. ET.  During the conference call and webcast, Richard L. Simons, Chairman, President and CEO, and Douglas J. Malone, Vice President and CFO, will review the financial and operating results for the quarter and year, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal discussion.  Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at www.hardinge.com/ir/events.

The conference call can be accessed by calling (201) 689-8560.  The listen-only audio webcast can be monitored at www.hardinge.com/ir/events.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Thursday, May 15, 2014.  To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13579862.  Alternatively, the archive can be heard on the Company’s website at www.hardinge.com/ir/events.  A transcript will also be posted to the website, once available.

About Hardinge
Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard to machine metal parts and of technologically advanced workholding accessories.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable products Hardinge produces.  With approximately 67% of its sales outside of North America, Hardinge serves the worldwide metal working market.  Hardinge’s machine tool and accessory solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.

Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, France, Germany, Switzerland, Taiwan, the United Kingdom and the United States.

The Company regularly posts information on its website: http://www.hardinge.com.

Safe Harbor Statement
This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

FINANCIAL TABLES FOLLOW.

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Hardinge Reports First Quarter 2014 Results
May 8, 2014

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands except per share data)

	Quarter Ended

	March 31,

	2014	2013
	(unaudited)

Sales	$70,850	$67,219

Cost of sales	51,630	48,246

Gross profit	19,220	18,973

Gross profit margin	27.1%	28.2%

Selling, general and administrative expenses	19,120	18,245

Other expense, net	391	276

(Loss) income from operations	(291)	452

Operating margin	-0.4%	0.7%

Interest expense	243	205

Interest income	(20)	(15)

(Loss) income from continuing operations before taxes	(514)	262

Income taxes	157	222

Net (loss) income from continuing operations	(671)	40

Gain from disposal of discontinued operations, net of tax	218	-

Net (loss) income	$(453)	$40

Basic loss per share:

Continuing operations	$(0.05)	$-

Disposal of discontinued operations	0.01	-

Loss per share	$(0.04)	$-

Diluted loss per share:

Continuing operations	$(0.05)	$-

Disposal of discontinued operations	0.01	-

Loss per share	$(0.04)	$-

Cash dividends declared per share	$0.02	$0.02

Weighted avg. shares outstanding: Basic	12,499	11,660

Weighted avg. shares outstanding: Diluted	12,499	11,743

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Hardinge Reports First Quarter 2014 Results
May 8, 2014

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands except share and per share data)

	March 31,	December 31,

	2014	2013

	(unaudited)

Assets

Cash and cash equivalents	$32,498	$34,722

Restricted cash	3,939	4,124

Accounts receivable, net	51,480	57,137

Inventories, net	112,089	114,064

Other current assets	12,947	11,486

Total current assets	212,953	221,533

Property, plant and equipment, net	72,965	74,656

Goodwill	9,888	9,864

Other intangible assets, net	31,442	32,063

Other non-current assets	6,306	5,852

Total non-current assets	120,601	122,435

Total assets	$333,554	$343,968

Liabilities and shareholders’ equity

Accounts payable	$22,605	$24,418

Accrued expenses	29,011	33,825

Customer deposits	13,381	15,166

Accrued income taxes	597	830

Deferred income taxes	2,556	2,569

Current portion of long-term debt	4,199	7,850

Total current liabilities	72,349	84,658

Long-term debt	16,710	18,785

Pension and postretirement liabilities	27,941	28,188

Deferred income taxes	5,047	4,968

Other liabilities	3,825	3,775

Total non-current liabilities	53,523	55,716

Common stock ($0.01 par value, 12,790,476 issued and outstanding as of March 31, 2014, and 12,472,992 issued and outstanding as of December 31, 2013)	128	125

Additional paid-in capital	119,778	114,951

Retained earnings	90,234	90,937

Treasury shares (at cost, none as of March 31, 2014, and 75,125 as of December 31, 2013)	-	(806)

Accumulated other comprehensive loss	(2,458)	(1,613)

Total shareholders’ equity	207,682	203,594

Total liabilities and shareholders’ equity	$333,554	$343,968

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Hardinge Reports First Quarter 2014 Results
May 8, 2014

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Quarter Ended March 31,
	2014	2013

	(unaudited)

Operating activities

Net (loss) income	$(453)	$40

Adjustments to reconcile net (loss) income to net cash used in operating activities:

Depreciation and amortization	2,531	1,981

Debt issuance amortization	14	22

Provision for deferred income taxes	205	143

Gain on sale of assets	(42)	(42)

Gain on sale of Forkardt Switzerland	(218)	-

Unrealized intercompany foreign currency transaction gain	(121)	(595)

Changes in operating assets and liabilities:

Accounts receivable	5,468	3,231

Inventories	1,705	(211)

Other assets	(1,389)	(1,467)

Accounts payable	(1,540)	(4,061)

Customer deposits	(1,683)	3,477

Accrued expenses	(5,453)	(9,109)

Accrued postretirement benefits	(22)	(100)

Net cash used in operating activities	(998)	(6,691)

Investing activities

Capital expenditures	(325)	(851)

Proceeds on sale of assets	48	69

Net cash used in investing activities	(277)	(782)

Financing activities

Proceeds from short-term notes payable to bank	4,455	15,449

Repayments of short-term notes payable to bank	(4,455)	(13,687)

Repayments of long-term debt	(5,792)	(1,117)

Dividends paid	(249)	(233)

Net proceeds from sale of common stock	5,202	-

Net cash (used in) provided by financing activities	(839)	412

Effect of exchange rate changes on cash	(110)	(387)

Net decrease in cash	(2,224)	(7,448)

Cash and cash equivalents at beginning of period	34,722	26,855

Cash and cash equivalents at end of period	$32,498	$19,407

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